  Exhibit 99.1
Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-786-1019
sboland@rfbcommunications.com

Oxbridge Re Holdings Reports Solid Second Quarter 2017 Results

GRAND CAYMAN, Cayman Islands (August 14, 2017) -- Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions primarily to property and casualty insurers in the Gulf Coast region of the United States, has reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Results
Net income totaled $1.1 million or $0.19 per basic and diluted common share, compared with net income of $872,000 or $0.14 per basic and diluted common share in the second quarter of 2016. The increase in net income was primarily due to losses and loss adjustment expenses decreasing by a greater margin than earned premiums during the quarter.

Net premiums earned decreased to $2.5 million from $3.3 million in the second quarter of 2016. The decrease was due primarily to an increase in premiums assumed, reflecting a growth in size of reinsurance contracts place, which was more than offset by change in unearned premiums reserve and premiums ceded. The change in unearned premium reserve decreased by a greater margin than premiums assumed as a result of accounting adjustments made in the previous quarter, that were not made during the current quarter ending June 30, 2017.

Net investment income totaled $127,000 coupled with $46,000 of net realized investment gains. This compares with $109,000 of net investment income coupled with $77,000 of net realized investment gains for the second quarter of 2016.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $1.5 million compared with $2.7 million in the second quarter of 2016. The decrease in total expenses was primarily a result of favorable development on losses recorded as established by the company’s independent actuary, but was partially offset by minor increases in policy acquisition costs and underwriting expenses, as well as general and administrative expenses.

During the second quarter of 2017, the company repurchased 55,538 common shares under its $2.0 million share repurchase plan approved by the board of directors in May 2016. These shares were repurchased at an average price of $5.98 per share, bringing the total repurchases under the plan at June 30, 2017 to approximately $1.4 million.

Dividends paid per share were $0.12 for the second quarter of 2017, unchanged from the second quarter of 2016.

At June 30, 2017, cash and cash equivalents, and restricted cash and cash equivalents, totaled $32.3 million compared with $35.7 million at December 31, 2016.

Second Quarter 2017 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 42.6% for the second quarter of 2017 compared with 66.2% for the second quarter of 2016. The decrease in loss ratio was due to the favorable development of losses during the quarter, coupled with a lower denominator in net premiums earned recorded during the quarter.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 3.8% for the second quarter of 2017 compared with 2.0% for the same year-ago period. The increase in the acquisition cost ratio was due to a lower denominator in net premiums earned recorded during the quarter.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio totaled 19.5% during the second quarter of 2017 compared with 13.3% for the second quarter of 2016. The increase in the expense ratio was due to a lower denominator in net premiums earned recorded during the quarter.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 62.1% for the second quarter of 2017 and 79.5% for the second quarter of 2016.

Six Months Ended June 30, 2017 Financial Results
Net income totaled $2.4 million or $0.41 per basic and diluted common share compared with net income of $1.9 million or $0.32 per basic and diluted common share for the first six months of 2016. The increase in net income was primarily due to losses and loss development expenses decreasing by a greater margin than earned premiums during the six months ended June 30, 2017.

Net premium earned totaled $4.0 million compared with $4.7 million for the first six months of 2016. The decrease was due primarily to an increase in premiums assumed, reflecting a growth in size of reinsurance contracts place, which was more than offset by change in unearned premiums reserve and premiums ceded. The change in unearned premium reserve decreased by a greater margin than premiums assumed as a result of accounting adjustments made in the previous period, that were not made during the six-month period ending June 30, 2017.

Net investment income totaled $213,000 coupled with net realized investment gains of $48,000. This compares with $203,000 of net investment income coupled with $133,000 of net realized investment gains for the first six months of 2016.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $1.9 million compared with $3.1 million in the first six months of 2016. The decrease in total expenses was primarily a result of favorable development on losses recorded as established by the company’s independent actuary and was partially offset by a minor increase in policy acquisition costs and underwriting expenses.

Dividends paid per share were $0.24 for the six months ended June 30, 2017, unchanged from the same year-ago period.

Six Months Ended June 30, 2017 Financial Ratios
The loss ratio was 25.5% compared to a loss ratio of 48.2% during the first six months of 2016. The decrease in loss ratio was due to the favorable development of losses during the six-month period ended June 30, 2017, coupled with a lower denominator in net premiums earned recorded during the period.

The acquisition cost ratio was 3.9% compared with 2.7% for the same year-ago period. The increase was due to a lower denominator in net premiums earned recorded during the six-month period ended June 30, 2017.

The expense ratio was 21.9% compared with 18.4% for the first six months of 2016. The increase was a result of a lower denominator in net premiums earned recorded during the six-month period ended June 30, 2017.

The combined ratio was 47.3% compared with 66.6% for the year-ago period.

Subsequent Events
Subsequent to the quarter end, the company declared its regular quarterly cash dividend in the amount of $0.12. The dividend will be paid on September 30, 2017 to shareholders of record on the close of business September 23, 2017.

Management Commentary
“The second quarter was yet another period of profitable growth for Oxbridge,” said the company's President and Chief Executive Officer Jay Madhu. "As we progress through the second half of the year, we remain confident in our ability to execute on our strategy. In addition, we remain committed to creating additional value for our shareholders through a regular quarterly dividend payment as well as our ongoing share repurchase program.”

Conference Call
Management will host a conference call later today, August 14, 2017, to discuss these financial results, followed by a question and answer session. President and CEO Jay Madhu and CFO Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Monday, August 14, 2017
Time: 4:30 PM Eastern Time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Issuer Direct at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8 p.m. Eastern time via the Investor Information section of Oxbridge's website at www.oxbridgere.com until September 14, 2017.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 16067

About Oxbridge Re Holdings Limited
Oxbridge (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge's licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Ballance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June 30, 2017	At December 31, 2016
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $10,006 and $6,060, respectively)	$10,007	6,051
Equity securities, available for sale, at fair value (cost: $5,719 and $5,343, respectively)	5,399	4,941
Total investments	15,406	10,992
Cash and cash equivalents	5,758	12,242
Restricted cash and cash equivalents	26,496	23,440
Accrued interest and dividend receivable	56	48
Premiums receivable	12,112	4,038
Deferred policy acquisition costs	537	88
Unearned premiums ceded	733	-
Prepayment and other receivables	151	98
Property and equipment, net	49	54
Total assets	$61,298	51,000

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$3,043	8,702
Loss experience refund payable	2,730	1,470
Losses payable	1,467	-
Unearned premiums reserve	16,276	3,461
Accounts payable and other liabilities	152	204
Total liabilities	23,668	13,837

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,806,334 and 5,916,149 shares issued and outstanding)	6	6
Additional paid-in capital	32,426	33,034
Retained earnings	5,517	4,534
Accumulated other comprehensive loss	(319)	(411)
Total shareholders’ equity	37,630	37,163
Total liabilities and shareholders’ equity	$61,298	51,000

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income (unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	(Unaudited
Assumed premiums	$17,376	14,562	$18,256	15,065
Premiums ceded	(147)	-	(147)	-
Change in loss experience refund payable	(512)	(289)	(1,260)	(2,377)
Change in unearned premiums reserve	(14,231)	(10,927)	(12,815)	(7,961)

Net premiums earned	2,486	3,346	4,034	4,727
Net realized investment gains	46	77	48	133
Net investment income	127	109	213	203

Total revenue	2,659	3,532	4,295	5,063

Expenses
Losses and loss adjustment expenses	1,059	2,215	1,027	2,278
Policy acquisition costs and underwriting expenses	94	68	158	129
General and administrative expenses	390	377	724	741

Total expenses	1,543	2,660	1,909	3,148

Net income	$1,116	872	$2,386	1,915

Earnings per share
Basic and Diluted	$0.19	0.14	$0.41	0.32

Weighted average shares outstanding
Basic and Diluted	5,838,792	6,058,687	5,867,976	6,059,347

Dividends paid per share	$0.12	0.12	$0.24	0.24

Performance ratios to net premiums earned:
Loss ratio	42.6%	66.2%	25.5%	48.2%
Acquisition cost ratio	3.8%	2.0%	3.9%	2.7%
Expense ratio	19.5%	13.3%	21.9%	18.4%
Combined ratio	62.1%	79.5%	47.3%	66.6%